Exhibit (l)
                               PURCHASE AGREEMENT

         AGREEMENT dated this ___ day of _______, 2004, by and between The Armada Advantage Fund (the "Trust"), a Massachusetts business trust, and Professional Funds Distributor, LLC ("PFD") on behalf of the Institutional Money Market Fund.

         1. The Trust hereby offers PFD and PFD hereby purchases ten each of Advisor Shares and Institutional Shares of beneficial interest (no par value per share) representing interests in the Trust's Institutional Money Market Fund (the "Fund") at a price of $1.00 per share (collectively known as "Shares").

         2. PFD hereby acknowledges receipt of ten Shares each of Advisor Shares and Institutional Shares of the Fund. The Trust hereby acknowledges receipt from PFD of funds in the amount of $1.00 for each such Share.

         3. PFD represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

         4. The names "The Armada Advantage Fund" and "Trustees of The Armada Advantage Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated as of May 18, 1993, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "The Armada Advantage Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 26th day of October, 2004.

                        THE ARMADA ADVANTAGE
                        INSTITUTIONAL MONEY MARKET FUND
Attest:


/s/  Ron Weihrauch      By:    /s/  Kathleen T. Barr
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                        Title: SVP/Chief Admin. Officer/Chief Compliance Officer
                               ------------------------------------------------

                        PROFESSIONAL FUNDS DISTRIBUTOR, LLC
Attest:


/s/  Adam J. Shoffner   By:    /s/  Jennifer DiValerio
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                        Title: Vice President
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